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                                                                      EXHIBIT 12

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)



                                           Six Months                      Years ended September 30
                                             ended         -------------------------------------------------------
                                         March 31, 1997    1996         1995         1994         1993        1992
                                         --------------    ----         ----         ----         ----        ----

Earnings:
   Pre-tax income from continuing           $ 74,678     $279,834     $256,029     $118,325     $ 67,900     $116,599
   operations
   Distributed income of affiliated
   companies                                   6,251       11,173       11,699        5,638        5,988        5,766
   Add fixed charges:
     Interest on indebtedness                 20,260       41,718       35,639       41,668       44,043       41,714
     Portion of rents representative of
       the interest factor                     2,418        4,837        5,515        5,879        4,838        4,933
                                            --------     --------     --------     --------     --------     --------
  Income as adjusted                        $103,607     $337,562     $308,882     $171,510     $122,769     $169,012

Fixed charges:
  Interest on indebtedness                  $ 20,260     $ 41,718     $ 35,639     $ 41,668     $ 44,043     $ 41,714
  Capitalized interest                                                                                          3,963
  Portion of rents representative of
     the interest factor                       2,418        4,837        5,515        5,879        4,838        4,933
                                            --------     --------     --------     --------     --------     --------

  Total fixed charges                       $ 22,678     $ 46,555     $ 41,154     $ 47,547     $ 48,881     $ 50,610

  Ratio of earnings to fixed charges            4.57         7.25         7.51         3.61         2.51         3.34
                                            ========     ========     ========     ========     ========     ========
